                                      LOGO

                             ONE WORLD TRADE CENTER
                              121 SW SALMON STREET
                             PORTLAND, OREGON 97204

Dear Common Shareholder:

     You are cordially invited to attend Portland General Corporation's Annual Meeting of Shareholders. The meeting will be held:

                          Tuesday, May 7, 1996 - 1:30 p.m.
                          Portland General Electric Company
                          Western Region Center
                          14655 SW Old Scholls Ferry Road
                          Beaverton, Oregon 97007

     Please refer to page 25 for a map and directions to the meeting.

     The Notice of Annual Meeting of Shareholders and Proxy Statement for Portland General Corporation follow. Even if you plan to attend the Annual Meeting in person, it is extremely important that you return the enclosed Proxy Card to ensure that your shares are voted at the meeting. Please MARK, DATE, SIGN, AND RETURN your Proxy Card promptly in the enclosed postage-paid envelope.

     The Directors, officers, and employees of Portland General Corporation look forward to seeing you at the meeting.

                                          Sincerely,

                                          LOGO

                                          Ken L. Harrison
                                          Chairman of the Board,
                                          Chief Executive Officer, and
                                          President

                                      LOGO

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 7, 1996

To the Shareholders:

     You are invited to be present, either in person or by proxy, at the Annual Meeting of Shareholders of Portland General Corporation to be held on Tuesday, May 7, 1996 at 1:30 p.m. to take action on:

     1. Election of three Class I members of the Board of Directors to hold office until the 1999 Annual Meeting or until their successors are elected and qualified.

     2. Ratification of the appointment of Arthur Andersen LLP as independent public accountants for the year 1996.

     3. A shareholder proposal concerning appointment of independent public accountants.

     4. A shareholder proposal concerning confidential voting.

     5. A shareholder proposal concerning executive compensation upon change in control.

     6. Any other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record of Common Stock at the close of business on March 19, 1996 will be entitled to notice of and to vote on these items at the Annual Meeting. If you have shares registered in the name of a brokerage firm or trustee and plan to attend the meeting, please obtain from the firm or trustee a letter, account statement, or other evidence of your beneficial ownership of those shares to facilitate your admittance to the meeting. The stock transfer books will not be closed.

     Shareholders planning to attend the meeting in person are requested to arrive shortly after 1:00 p.m. This will permit registration and admittance in ample time to begin the meeting promptly at 1:30 p.m.

Portland, Oregon
April 1, 1996
                                              By Order of the Board of Directors
                                                              ALVIN ALEXANDERSON
                                                          Senior Vice President,
                                                  General Counsel, and Secretary

                             YOUR VOTE IS IMPORTANT

Your vote is important, regardless of the number of shares you own, and is necessary to ensure a quorum for the meeting. Therefore, whether you expect to attend the meeting in person or not, please mark, date, sign, and return your Proxy Card promptly in the enclosed postage-paid envelope. This will also help expedite the counting of votes. If you attend the meeting and prefer to vote in person, you may revoke your proxy.

                                PROXY STATEMENT
                                       OF
                          PORTLAND GENERAL CORPORATION
                          (FIRST MAILED APRIL 1, 1996)

                                    GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Portland General Corporation ("Portland General" or "Company"), an Oregon corporation, for use at the Annual Meeting of Shareholders to be held Tuesday, May 7, 1996, and any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

     To ensure that your shares will be voted, please mark, sign, and return the form of proxy enclosed with this Proxy Statement. Shareholders who execute proxies may revoke them before they are voted by attending the meeting and voting in person, by providing a written notice of revocation, or by returning a duly executed proxy bearing a later date to the Company's Transfer Agent, First Chicago Trust Company of New York, PO Box 8626, Edison, NJ 08818-9133. All valid proxies received, unless revoked, will be voted at the meeting as directed by the shareholder. If no direction is given, proxies received will be voted FOR the Directors who are up for election, FOR the ratification of the appointment of Arthur Andersen LLP as independent public accountants for the year 1996, and AGAINST each of the Shareholder proposals.

     Solicitation of proxies will be primarily by mail. Directors, officers, and employees of Portland General or its subsidiaries, or of its Transfer Agent, may also solicit proxies by telephone, by mail, and in person. In addition, Portland General has engaged Beacon Hill Partners, Inc. at a cost of $4,500.00, plus reasonable out-of-pocket expenses, to solicit proxies in the same manner. The expenses of solicitation, including the cost of preparing and mailing this Proxy Statement and enclosures, will be paid by Portland General. Solicitation costs will include reimbursement to brokerage firms and others for their reasonable expenses in forwarding material to beneficial owners of stock, in accordance with the New York Stock Exchange schedule of charges.

     A copy of Portland General's 1995 Annual Report accompanies this Notice and Proxy Statement or was previously mailed under separate cover beginning on or about April 1, 1996.

                                     VOTING

     Only holders of Common Stock of record at the close of business on March 19, 1996 will be entitled to notice of and to vote at the meeting, either in person or by proxy. On that date, Portland General had 51,100,119 shares of Common Stock issued and outstanding, including shares owned beneficially by participants in the Dividend Reinvestment and Optional Cash Payment Plan, the Employee Stock Purchase Plan, and the Retirement Savings Plan. Each share outstanding is entitled to one vote.

     A majority of the shares of Common Stock outstanding must be represented at the meeting, in person or by proxy, to constitute a quorum for the transaction of business. Under Oregon law a favorable vote by a plurality of shares of Common Stock voting on the Directors is required to elect the Directors, and a favorable vote by a majority of shares of Common Stock voting is required to ratify the appointment of the independent public accountants and to approve each of the shareholder proposals. Votes that are withheld will be excluded from the vote and will have no effect on the election of Directors. Abstentions and broker non-votes are counted in determining if a quorum exists, but are not counted in determining the outcome of the vote for the ratification of the appointment of independent auditors or the three shareholder proposals.

             NOTE TO PARTICIPANTS IN THE DIVIDEND REINVESTMENT AND OPTIONAL CASH PAYMENT PLAN AND EMPLOYEE BENEFIT PLANS

     The enclosed proxy includes power to vote the number of shares of Common Stock registered in your name, according to the books of Portland General's Transfer Agent, and the number of shares of Common Stock beneficially owned by you in the Dividend Reinvestment and Optional Cash Payment Plan ("DRP"). In addition, if you are a participant in the Retirement Savings Plan ("RSP") or the Employee Stock Purchase Plan ("ESPP"), the proxy also serves as your voting instructions to the Trustee and Plan Administrator of those plans to vote the shares of Common Stock beneficially owned by you in those Plans.

     Portland General will mail this Proxy Statement and a proxy to all persons who, according to the books of Portland General's Transfer Agent and the books of the Trustee and Plan Administrator of the RSP and ESPP, beneficially hold shares of Common Stock in the DRP, RSP or ESPP.

                             ELECTION OF DIRECTORS

     The three Class I Directors elected at this Annual Meeting will serve a three-year term ending at the time of the Annual Meeting in 1999, or until their successors are elected and qualified.

     In the absence of contrary instruction, it is the intention of the persons named in the proxy to vote such proxy FOR the persons listed, all of whom are presently members of the Board of Directors. Should any nominee be unable to serve, the persons named in the proxy will have discretionary authority to nominate and vote for a suitable substitute or substitutes.

     Except as specifically noted, each Director and nominee has been employed for more than five years in the capacity indicated. No family relationships exist among the Directors, nominees, or Portland General's officers.

                        NAME, AGE, PRINCIPAL OCCUPATION
                           AND OTHER DIRECTORSHIPS(1)

- --------------------------------------------------------------------------------

                                    CLASS I
       (NOMINEES FOR ELECTION FOR A TERM OF THREE YEARS EXPIRING IN 1999)

RICHARD GEARY, age 61.                                       Director since 1996
     Mr. Geary is President, Kiewit Pacific Company, a highway and heavy construction company located in Vancouver, Washington, a division of Peter Kiewit Sons, Inc., Omaha, Nebraska. Mr. Geary also serves on the following boards: Peter Kiewit Sons, Inc.; Standard Insurance; Portland Opera; Oregon Health Sciences University Foundation; and Oregon Independent College Foundation.

JERRY E. HUDSON, age 58.                                  Director since 1984(2)
     Dr. Hudson is President, Willamette University, Salem, Oregon.

BRUCE G. WILLISON, age 47.                                   Director since 1989
     Mr. Willison has served as Chairman, President, Chief Executive Officer and a Director, First Interstate Bank of California, a subsidiary of First Interstate Bancorp, Los Angeles, California, since January 1991. Mr. Willison served as Chairman of the Board, Chief Executive Officer and a Director, First Interstate Bank of Oregon, N.A., Portland, Oregon from July 1986 to January 1991.

                                    CLASS II
                            (TERM EXPIRING IN 1997)

CAROLYN S. CHAMBERS, age 64.                                 Director since 1993
     Ms. Chambers is Chairwoman and Chief Executive Officer, Chambers Communication Corporation, a television and broadcasting company located in Eugene, Oregon. Ms. Chambers is also a Director of U.S. Bancorp; Chambers Construction Company; Peacehealth; McKenzie River Motors; University of Oregon Foundation; and C-Span.

                        NAME, AGE, PRINCIPAL OCCUPATION
                           AND OTHER DIRECTORSHIPS(1)

- --------------------------------------------------------------------------------

KEN L. HARRISON, age 53.                                     Director since 1987
     Mr. Harrison is Chairman of the Board, Chief Executive Officer, and President, Portland General and Portland General Electric Company.

WARREN E. McCAIN, age 70.                                    Director since 1989
     Mr. McCain has served since February 1991 as a Director and Chairman of the Executive Committee of Albertson's, Inc., a retail food and drug chain headquartered in Boise, Idaho and operating in 17 western and southern states. He is a retired Chairman of the Board and Chief Executive Officer, Albertson's, Inc. Mr. McCain is also a Director of West One Bancorp and Pope and Talbot, Inc. (3)

JEROME J. MEYER, age 58.                                     Director since 1993
     Mr. Meyer is Chairman and Chief Executive Officer and a Director, Tektronix, Inc., an electronics manufacturer located in Wilsonville, Oregon. Prior to joining the electronics firm in November 1990, he served as President of Honeywell, Inc.'s Industrial Group in Minneapolis, Minnesota. Mr. Meyer is also a Director of Esterline Technologies and AMP, Inc.

                                   CLASS III
                            (TERM EXPIRING IN 1998)

GWYNETH GAMBLE BOOTH, age 59.                             Director since 1981(2)
     Ms. Booth is a television producer/reporter, media consultant, and community activist. She is a facilitator at the Dougy Center for grieving children and Vice President of the Portland Art Museum. She is also a member of the Board of Trustees of the Neighborhood Partnership Fund of Oregon Community Foundation and the Dant Foundation of the Oregon Heart Association. (4)

PETER J. BRIX, age 59.                                    Director since 1983(2)
     Mr. Brix is President, Hayden Investment Corporation, a marine transportation and petroleum sales and investment company located in Portland, Oregon. He was Chairman of the Board and Chief Executive Officer, Brix Maritime Company until September 1993. Mr. Brix is also a Director of Idaho Forest Industries; a Trustee of Willamette University; a Director of Totem Resources Corporation; and a Director of Regents Assisted Living, Inc.

JOHN W. CREIGHTON, age 63.                                   Director since 1990
     Mr. Creighton is President, Chief Executive Officer and a Director, Weyerhaeuser Company, a forest products company located in Tacoma, Washington. Mr. Creighton is also a Director of Washington Energy Company; MIP Properties, Inc.; and Quality Food Centers, Inc.

RANDOLPH L. MILLER, age 48.                                  Director since 1987
     Mr. Miller is President, Milcor, Inc., dba The Moore Company, a wholesale distributor of consumer electronics, computer and telecommunications products, and appliances located in Portland, Oregon. Mr. Miller is also a Director of the Automobile Association of America, Oregon and Vice Chairman of the National Computing Technology Industry Association, Distributor Section.

- ---------------

(1) All Directors of Portland General are also Directors of Portland General Electric Company, a wholly owned subsidiary of Portland General.

(2) Includes time served on the Board of Portland General Electric Company prior to the formation of Portland General in 1985.

(3) Mr. McCain will retire from the Board on the date of the Annual Meeting of Shareholders.

(4) During 1995, Portland General and its subsidiaries retained the legal services of Tonkon, Torp, Galen, Marmaduke & Booth. Ms. Booth's husband is a partner in that firm. Portland General and its subsidiaries have retained that firm for services to be rendered in 1996 and may retain the firm in the future.

                   BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     The Board of Directors has established standing audit, compensation, and nominating committees. The names of these committees, their current membership, and a brief statement of their principal responsibilities are presented below.

MEETINGS OF THE BOARD OF PORTLAND GENERAL DURING 1995

     During 1995, the Board of Directors of Portland General held six meetings. All Directors attended 75 percent or more of the aggregate of the meetings of the Board and the Committees on which they serve, except for Bruce Willison who attended 69 percent of the meetings.

BOARD COMMITTEES

     The members of the Audit Committee are Bruce G. Willison, Chair; John W. Creighton; Jerome J. Meyer; and Randolph L. Miller. Functions of this Committee are to ensure adequate, appropriate, and responsive auditing services; recommend independent auditors; review financial statements; review the effectiveness of existing systems of control; review reports issued by the Internal Audit Department; review policies concerning business practices; and undertake other responsibilities deemed appropriate by the Board of Directors. The Committee held two meetings during 1995.

     The members of the Human Resources Committee are Warren E. McCain, Chair; Gwyneth Gamble Booth; John W. Creighton; Jerome J. Meyer; and Randolph L. Miller. Functions of this Committee are to advise the Board of Directors on executive and employee compensation and benefit plans, establish investment policy for certain employee benefit trusts, and address other related matters. The Committee held four meetings during 1995.

     The members of the Board Nominating and Governance Committee are Jerry E. Hudson, Chair; Peter J. Brix; Warren E. McCain; and Ken Harrison. Functions of this Committee are to plan for, identify, evaluate, and recommend candidates for vacancies on the Board of Directors. The Committee held one meeting during 1995.

     Under the Bylaws, to nominate a Director at the Annual Meeting a shareholder must give written notice of intent to make the nomination either by personal delivery or by mail, to the Secretary, not later than 90 days prior to the anniversary date of the immediately preceding Annual Meeting. Each notice must include: (a) the name and address of the shareholder making the nomination and the nominee; (b) a representation that the shareholder is a holder of record of Common Stock and intends to appear in person or by proxy at the meeting to make the nomination; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other persons (naming them) pursuant to which the nomination is to be made; (d) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and
(e) the consent of each nominee to serve as a Director if elected. Unless this procedure has been followed, the presiding officer of the meeting may refuse to acknowledge the nomination. There is no formal procedure if a shareholder merely wants to submit a recommendation to the Company for consideration.

              SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The shares of Common Stock beneficially owned by each Director, the executive officers named in the table on page 12, and all Directors and executive officers of the Company as a group as of January 31, 1996 are given in the following table. No Director or executive officer owns more than 1 percent of the outstanding shares of Common Stock.

                               AMOUNT AND NATURE
                                 OF BENEFICIAL
NAME OF BENEFICIAL OWNER           OWNERSHIP
- ------------------------       -----------------
Gwyneth Gamble Booth            8,914(1)(2)
Peter J. Brix                  11,877(1)
Carolyn S. Chambers             2,537(1)
John W. Creighton               8,181(1)
Richard Geary                   1,610(5)
Ken L. Harrison                 41,806(3)(4)
Jerry E. Hudson                 6,774(1)
Warren E. McCain                6,973(1)(6)
Jerome J. Meyer                 2,537(1)

                               AMOUNT AND NATURE
                                 OF BENEFICIAL
NAME OF BENEFICIAL OWNER           OWNERSHIP
- ------------------------       -----------------
Randolph L. Miller               9,020(1)
Richard G. Reiten                4,859(3)(7)
Bruce G. Willison                7,029(1)
Alvin Alexanderson              13,738(3)(4)
Richard E. Dyer                 16,813(3)(4)
Joseph M. Hirko                 18,164(3)(4)
Leonard A. Girard               16,861(3)(4)(8)
All executive officers
  and Directors as a group
  (19 persons)                 222,443(9)
                               =======

- ---------------

(1) Includes shares under the Outside Directors' Stock Compensation Plan.
(2) Does not include 500 shares of Common Stock held by spouse for which beneficial interest is disclaimed.
(3) Includes shares held in the Retirement Savings Plan as of December 31, 1995.
(4) Includes shares held under the Performance Accelerated Restricted Stock Program of the Long-Term Incentive Master Plan.
(5) Shares as of March 8, 1996. Mr. Geary was appointed to the Board of Directors on February 16, 1996.
(6) Mr. McCain will retire from the Board on the date of the Annual Meeting of Shareholders.
(7) Mr. Reiten retired December 31, 1995.
(8) Mr. Girard resigned as an executive officer on December 12, 1995.
(9) For executive officers not named above, shares reported include shares held in the Retirement Savings Plan and under the Performance Accelerated Restricted Stock Program of the Long-Term Incentive Master Plan as of December 31, 1995.

                          OUTSIDE DIRECTORS' COMPENSATION

     In February 1996, the Board of Directors modified the compensation and benefits for nonemployee Directors. As described more fully below, the annual retainer has been replaced with per meeting fees, the amount of compensation in the form of Common Stock has been increased, and the retirement plan has been suspended with no further accrual of benefits.

     In 1995, compensation for nonemployee Directors was an annual cash retainer of $20,000 plus an additional $2,500 for serving as Chair of a standing Board Committee. There were no additional per meeting fees.

     Commencing April 1, 1996, the annual cash retainer has been eliminated. In its place, nonemployee Directors will receive $1,600 per Board meeting attended and $1,000 per Committee meeting attended. In addition, the Chair of a standing Board Committee will receive an annual fee of $3,000. This fee will be paid at year-end and will be prorated for any period during which the Director did not serve as the Chair of a Committee.

     Also during 1995, nonemployee Directors participated in the Outside Directors' Stock Compensation Plan ("Stock Plan"). Prior to amendment as discussed below, every five years each nonemployee Director was granted $50,000 of Common Stock, one-fifth of which vests each year over the succeeding five-year period ("Five Year Grant"). Unvested shares under a Five Year Grant are forfeited if the recipient ceases to be a nonemployee Director for any reason except death, in which case the shares scheduled to vest on the next anniversary date vest immediately.

     Effective February 1996, the Stock Plan has been amended. Nonemployee Directors who presently have unvested Stock under a Five Year Grant will receive an additional grant of Common Stock worth $6,500 times the number of years remaining before all of the Stock under their present Five Year Grant vests. Each year that a portion of the Stock under the present Five Year Grant vests, a one-year portion of the Stock under the additional grant also vests. There will be no future Five Year Grants under the Stock Plan.

     Nonemployee Directors first appointed or elected to the Board after January 1, 1996, and all other nonemployee Directors, once their present Five Year Grants fully vest, will be granted Common Stock worth $16,500 per year, based on the market value of the Stock on the date of purchase, times the number of years remaining in the three-year term of the Class of Directors in which the Director serves ("Three Year Grants"). Three Year Grants will be made upon election or appointment of each nonemployee Director and thereafter on the date of the Annual Meeting of Shareholders at which the Class in which the Director serves is elected. Appointment for a partial year of more than six months will be treated as a full year unless the Director is appointed to fill a vacancy in a class that will be elected at the next Annual Meeting of Shareholders. In that case, if appointment is six months or more before the next Annual Meeting, the Director will be granted $16,500 worth of Common Stock which will vest at the date of the next Annual Meeting. Thereafter, Common Stock will be granted in three-year amounts coinciding with the three-year term of the Class in which the Director serves. If the appointment is less than six months before the next Annual Meeting, the Director will be granted three years' worth of Common Stock, none of which will vest until three years later on the date of the Annual Meeting at which the Class in which the Director serves is again elected. If a Director ceases to be a Director for any reason, except death, before the Common Stock vests, all of it is forfeited. In the event of death, all of the Common Stock will immediately vest. Dividends paid on unvested shares under both Five Year Grants and Three Year Grants are reinvested under the Portland General Dividend Reinvestment and Optional Cash Payment Plan and are fully vested upon payment. Upon the removal of a nonemployee Director from the Board of Portland General during a current term of office and within three (3) years following a Change in Control (as defined in the Stock Plan), shares will vest up to the number that would have vested had the Director completed the current term of office. A Change in Control occurs when any person or group becomes the beneficial owner of more than 30 percent of the outstanding voting stock of Portland General without the approval of the Board of Directors, or when, during any period of two consecutive years, individuals who were Directors at the beginning of the period (and Directors whose election to the Board was approved by at least two-thirds of the such Directors or Directors who were so approved) cease to constitute a majority of the Board.

     Nonemployee Directors may elect to defer up to 100 percent of their cash fees paid during the year. Interest is credited at a rate equal to a three calendar month average of Moody's Average Corporate Bond Yield Index plus 3 percent. Deferred amounts may be withdrawn before a Director ceases to be a member of the Board for limited cases of hardship, or upon written request, amounts may be withdrawn with a 10 percent forfeiture of the amount paid to the participant. Payments will be made in a lump sum, or in a series of monthly payments over a period of up to 15 years, in the event of death or termination. Upon written request, amounts may be withdrawn with a 6 percent forfeiture of the amount paid to the participant in the event of a Change in Control (as defined in the above discussion of the Stock Plan). During 1995, the amount of interest credited under the Plan was $31,733 for Mr. Brix, $5,718 for Mr. Creighton, $32,651 for Mr. Hudson, $18,787 for Mr. McCain, $3,135 for Mr. Meyer, and $2,219 for Mr. Willison.

     The split-dollar life insurance arrangement has been eliminated for nonemployee Directors first appointed or elected to the Board after January 1, 1996. Present participants are provided life insurance benefits of $200,000. Portland General and the participant share the cost of the premium. However, Portland General advances to the participant his/her share of the premium and treats it as compensation. Upon surrender or cancellation of the policy, the participant is entitled to the balance of the cash value of the policy after Portland General has recovered its share of the premiums paid. In the event of a Change in Control (as defined in the above section of the Stock Plan), Portland General will release its collateral interest in the policies and pay each participant the amount required to maintain the level of death benefit provided under the policies. The amounts paid by Portland General for the Directors' share of the premiums in 1995 were $432 for Mr. Brix and Ms. Booth; $584 for Ms. Chambers; $558 for Mr. Creighton; $424 for Mr. Hudson; $1,018 for Mr. McCain; $424 for Mr. Meyer; $228 for Mr. Miller; and $202 for Mr. Willison. No Director first appointed or elected after January 1, 1996 will participate in this program.

     Effective January 1, 1996, the retirement plan for nonemployee Directors has been suspended. All accruals ceased and all accrued benefits were fully vested to each nonemployee Director in office on that date. Benefit payout will not begin until a Director ceases to be a member of the Board. Interest will not accrue on the benefit amount. There will not be a retirement plan for nonemployee Directors first appointed or elected to the Board after January 1, 1996.

                           HUMAN RESOURCES COMMITTEE
                                      AND
                  COMMITTEE UNDER THE LONG-TERM INCENTIVE PLAN
                        REPORT ON EXECUTIVE COMPENSATION

     The objective of the Company's executive compensation program is to provide competitive compensation which will attract, retain, and reward executives who are capable of helping Portland General and Portland General Electric Company ("PGE") achieve their business objectives. Compensation is both market based and performance driven. Total direct executive compensation consists of three components: base pay, annual incentives and long-term incentives. These executive pay programs are strongly linked to Company performance.

BASE PAY

     Annually, the Human Resources Committee ("Committee") reviews and recommends to the Board of Directors executive base pay for the Chairman, Senior Vice Presidents, and anyone more highly paid than these individuals. Current market compensation for similar positions, Company performance and individual performance are reviewed by the Committee before setting executive compensation. The Committee uses market data from two different sources to assure that the compensation decisions for the named executive officers are competitive and fair. For the Chief Executive Officer ("CEO"), the PGE President, the Senior Vice President, Power Supply, and the Chief Financial Officer, a Committee-selected group of 14 national electric utilities and utility holding companies is used as the market for making compensation decisions. These utilities, whose selection is annually affirmed by the Committee, are a subset of the Edison Electric Institute 100 Index of utilities utilized in the performance graph on page 15. These utilities were chosen based on their comparability, including historical performance records, to Portland General and its principal electric utility subsidiary, PGE. Compensation for the General Counsel is determined by reviewing the comparator group of 14 utilities and general industry data for the position. Actual base compensation varies above or below middle-of-the-market compensation depending upon corporate performance and the individual executive's long-term contributions to the Company's business. The CEO sets the compensation for any other officers. In making the compensation decision, factors of market data for each position, executive responsibilities, individual performance, and internal comparability are reviewed by the CEO.

     As a result of the Committee's review of the Company's 1994 earnings performance and the market compensation for a CEO of a utility of comparable size to the Company, the Committee adjusted the CEO's base pay upward to slightly above the 50th percentile effective January 1, 1995. For 1995, compensation for officers other than the CEO was also influenced by the expected strategic impact of the position in the coming year, 1994 performance and internal equity. Further adjustments were made in the latter half of the year to the salary levels of four vice presidents who were elevated to senior vice presidents due to a senior management reorganization designed to help the Company compete successfully in today's regulated environment while preparing for tomorrow's competitive marketplace.

ANNUAL INCENTIVE COMPENSATION

     Annual incentive compensation is totally dependent upon performance under the Company's Annual Incentive Master Plan. The objectives of the plan are to provide competitive management compensation and stimulate and reinforce outstanding performance by participants to contribute substantially to the achievement of annual financial and strategic objectives of the Company. Superior performance is encouraged by setting the annual incentive pay opportunity at approximately the 75th percentile of compensation of the Edison Electric Institute's survey of over 100 utilities. In general, an award of annual incentive compensation is based on achieving a corporate financial goal and key corporate, strategic and individual goals. Any annual incentive compensation awards made are based on individual participant and Company achievement as measured against the established targets. The award is paid in cash.

     The 1995 annual incentive compensation program was designed to pay for good earnings performance. The 1995 award target range for the earnings goal was from one-half of the annual incentive pay opportunity when earnings per share are 90 percent of targeted earnings per share and up to two times the annual incentive pay opportunity for earnings per share at 120 percent of the targeted earnings per share. Both the Annual Incentive Program and the Company's broad-based employee incentive program incorporate a provision whereby no performance awards will be paid through these programs, regardless of individual goal achievement, unless the Company's earnings per share are at least equal to its common stock dividend. The Board has the discretion to modify performance objectives during the course of the year if it determines they are no longer suitable due to a change in the Company's business operations, corporate structure, capital structure, extraordinary financial events, or other material conditions. Accordingly, the Board of Directors revised the 1995 Annual Cash Incentive target range to exclude regulatory disallowances related to Trojan and deferred power costs.

     In 1995, awards for the CEO and PGE President were entirely dependent upon achieving targeted earnings per share. For the other named executives listed on page 12, 70 percent of annual incentive compensation was based on achieving the earnings per share goal and 30 percent was based on individual achievement of strategic goals. The strategic goals were: Senior Vice President and Chief Financial Officer -- organization efficiency, flexibility and customer service strategies; competitive, strategically aligned finance and accounting services; personal effectiveness and leadership skills; Senior Vice President, Power Supply -- commercial operation of Coyote Springs; implementation of Trading Floor and Tule Hub operations; achievement of targets for generating plant performance; asset utilization; Leadership for Excellence Program; personal health and fitness program; Senior Vice President, General Counsel &
Secretary -- integrated wholesale and retail marketing strategy; superior new product development and commercialization capability; Trojan regulatory transition; alternative economic regulation strategy; revision of focus of regulatory and marketing activities; least cost plan; succession planning; Company asset utilization; personal improvement plan; personal health and fitness; Special Counsel to the CEO - legal department effectiveness and cost management; rates and regulatory affairs strategies; legal support for customer growth and market penetration strategies; competitive culture initiatives; legal support for Trojan decommissioning and legal challenges. Goals were not weighted. Incentive compensation awards for achieving strategic goals for all other executive officers ranged from zero to one and one-half times the target strategic incentive compensation award.

     Earnings-per-share performance in 1995 exceeded 120 percent of the targeted earnings per share, resulting in the CEO receiving an award at two times the target award. Good hydro conditions, a competitive wholesale market, and improved Company operating efficiencies made positive contributions to 1995 earnings.

LONG-TERM INCENTIVE COMPENSATION

     The Company's 1990 Long-Term Incentive Master Plan ("LTIP") is designed to ensure executive focus on long-term shareholder value and Common Stock performance. The objective of the LTIP is to motivate executives to make decisions that will enhance the long-term financial performance of the business, thereby positively affecting the long-term total return to shareholders. The LTIP, approved by shareholders in 1991, permits the granting by the Committee under the LTIP ("LTIP Committee") of several different types of stock-based awards. Although the LTIP Committee is a separate committee from the Human Resources Committee, members are presently the same as the Human Resources Committee. To date, two types of awards -- Nonqualified Stock Options ("NQSO") and Performance Accelerated Restricted Stock -- have been granted to executive officers.

     The NQSO program will provide rewards to the executives only when the price of the Company's Common Stock increases above the price at which the executive has an option to buy the stock. The option price was set at fair market value at the date of the grant. NQSO grants may be exercised five years after the grant date. None of the named executive officers listed on page 12 have received NQSO grants since 1991.

     In 1993, the LTIP Committee retained an independent executive compensation consultant to explore and recommend a long-term incentive program for executives. Upon the recommendation of the consultant, the LTIP Committee approved a Performance Accelerated Restricted Stock program for executive officers. The objectives of the Performance Accelerated Restricted Stock program are to focus management attention on building long-term shareholder and customer value by tying accelerated vesting to achievement of goals that are in the interests of those constituents and by increasing executive ownership of Common Stock. The risk of forfeiture inherent in the Performance Accelerated Restricted Stock program will also assist in retaining the management team. The stock granted under the Performance Accelerated Restricted Stock program vests seven years from the date of the grant, subject to certain forfeiture restrictions. Recipients of a Performance Accelerated Restricted Stock grant receive dividends on the stock starting with the first regular dividend after the grant date. Officers have received three grants under the program. To encourage executive focus on shareholder value, accelerated vesting will occur at the end of each of years three, four, and five for 1993 and 1994 awards if the goals listed below are met. For 1995 awards, vesting will occur at the end of year five if the goals listed below are met in years three, four, or five.

    (1) Accelerated vesting of 75 percent of the stock will occur if the Company's cumulative three-year total shareholder return is in the top 30 percent of approximately 90 national electric utilities. Nearly all of these 90 utilities are included in the Edison Electric Utilities 100 Index performance graph on page 15. Total shareholder return encompasses both stock price appreciation and reinvested dividends.

    (2) An additional 25 percent of the stock will vest if the cumulative three-year total shareholder return is met and, at the end of the second year of the cumulative three-year cycle, PGE's cost per kilowatt-hour is in the top 30 percent of lowest costs of approximately 33 Western regional investor-owned and public utility districts.

     In 1993, the CEO received a Performance Accelerated Restricted Stock award at the median of the Edison Electric Institute's trend line for the comparator group. Awards for the other named executive officers listed on page 12 were set as a percentage of the CEO's target. In 1994, the CEO's Performance Accelerated Restricted Stock award was increased to the 58th percentile to increase the CEO's ownership in the Company. Other officers received a reduced number of shares compared to the previous year, at the discretion of the LTIP Committee. In 1995, the CEO's Performance Accelerated Restricted Stock award was set at the 75th percentile, at the discretion of the Committee. Three vice presidents who were promoted to senior vice presidents in September of 1995 received awards above the 75th percentile in recognition of their added responsibilities. Other officers received awards at the same or lower levels than the previous year, at the discretion of the LTIP Committee.

     To strengthen the focus on shareholder value, the LTIP Committee has adopted a policy whereby no Performance Accelerated Restricted Stock grants will be awarded in the event that the Annual Incentive Program's earnings per share goal is not achieved at the threshold level or greater for the previous year.

SUMMARY

     The goal of the Company's executive compensation program is to strengthen management focus on creating shareholder value by targeting base pay at the middle of the market and targeting annual and long-term compensation incentives above the middle of the market. Annual incentive targets for the CEO and the other executive officers are set at the 75th percentile of compensation of the Edison Electric Institute's survey of over 100 utilities. Long-term incentives are targeted between the median and 75th percentile of the comparator group for the CEO. The target for the other executive officers is set at the discretion of the Committee. Goals for incentive plans are established annually and are not tied to the one-year total shareholder graph shown on page 15. Base pay, annual incentives and long-term incentives all fluctuate depending upon Company performance. The CEO's annual incentive compensation and long-term incentive compensation represented 80 percent and 66 percent, respectively, of the CEO's base compensation in 1995.

PHILOSOPHY ON QUALIFYING COMPENSATION FOR DEDUCTIBILITY UNDER IRC SECTION 162(M)

     Qualifying compensation for deductibility under IRC Section 162(m) is one of many factors the Committee considers in determining executive compensation arrangements. Deductibility will be maintained when it does not conflict with overall compensation objectives. Present arrangements include the ability for executives to defer base salary and bonuses and the incorporation of a provision in the Performance Accelerated Restricted Stock agreement to ensure the corporate tax deductibility of the Performance Accelerated Restricted Stock awards.

EMPLOYMENT AGREEMENTS

     Employment Agreements were approved by the Human Resources Committee and by the Board of Directors in February 1996. The Agreements replace previous Change in Control Severance Agreements with certain officers. The Committee decided to replace previous Change in Control Severance Agreements in order to provide all Officers with broader agreements which incorporate noncompete and confidentiality clauses -- necessary elements for an evolving, competitive marketplace.

     It is the Committee's belief that, upon a termination of employment, a minimum amount of disruption takes place when the terms and conditions of payments and benefits upon termination have been incorporated into an agreement. In addition, agreements also serve to enhance continuity of management in the event of Change in Control. This Proxy Statement contains a description of the terms and conditions of the Employment Agreements, including the Class of employees eligible for these Agreements on page 17.

HUMAN RESOURCES COMMITTEE AND LONG-TERM INCENTIVE PLAN COMMITTEE:

        Warren E. McCain, Chairman                Jerome J. Meyer
        Gwyneth Gamble Booth                      Randolph L. Miller
        John W. Creighton

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Human Resources Committee are: Warren E. McCain, Gwyneth Gamble Booth, John W. Creighton, Jerome J. Meyer, and Randolph L. Miller.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the total compensation earned for each year ended December 31, 1995, 1994, and 1993 by the Chief Executive Officer and the four most highly compensated executive officers of the Company and PGE.

                                                                            LONG-TERM
                                              ANNUAL COMPENSATION          COMPENSATION
                                            ------------------------     ----------------       ALL OTHER
                                            SALARY ($)     BONUS ($)     RESTRICTED STOCK     COMPENSATION
   NAME AND PRINCIPAL POSITION     YEAR        (1)            (1)         AWARDS ($)(2)          ($)(3)
   ---------------------------     ----     ----------     ---------     ----------------     -------------
Ken L. Harrison                    1995      $491,664      $371,167          $305,250            $69,507
  Chairman of the Board and        1994       465,228       198,096           202,500             57,500
  Chief Executive Officer          1993       438,719       178,472           200,000             56,010

Richard G. Reiten (4)              1995       347,747       229,250                 0             30,578
  President, PGE                   1994       311,340       118,050           118,125             23,152
                                   1993       280,357       103,740           160,000             25,357
Joseph M. Hirko                    1995       215,963       114,389           138,750             22,626
  Senior Vice President,           1994       183,027        63,363            67,500             20,063
  Chief Financial Officer,         1993       174,447        58,029           120,000             16,800
  Chief Accounting Officer,
  and Treasurer

Richard E. Dyer                    1995       198,297       104,655           111,000             11,979
  Senior Vice President,           1994       180,833        52,061            50,625             12,386
  Power Supply, PGE                1993       158,549        43,203           120,000             19,362

Alvin Alexanderson                 1995       179,732        77,779            83,250             32,224
  Senior Vice President,           1994       169,180        48,266            50,625             27,789
  General Counsel, and             1993       158,585        43,945            80,000             26,370
  Secretary

Leonard A. Girard (4)              1995       210,000       106,994            83,250             25,092
  Special Counsel to CEO           1994       205,000        68,889            50,625             35,641
                                   1993       200,000        70,386           120,000             28,273

- ---------------

(1) Amounts shown include cash compensation earned and received by the executive officer, as well as amounts earned but deferred at the election of the officer. Year 1993 was adjusted to include amounts in lieu of unused vacation not previously reported.

(2) Restricted stock awards are valued at the closing price of $27.75 per share for the November 6, 1995 grant; $16.875 per share for the October 4, 1994 grant and at $20.00 per share for the December 6, 1993 grant. The number and value of the aggregate restricted stock holdings for the officers listed in the Summary Compensation Table are outlined in the table on the following page. Dividends on the restricted stock are paid to the officer as declared. The seven-year vesting period can be accelerated by the achievement of performance goals, as discussed in the Report on Executive Compensation on page 8. In the event of a change in control, all nonvested shares immediately vest. Aggregate restricted stock holdings are valued at $29.125 per share, the closing price of the Common Stock on December 29, 1995.

                                                                     (Continued)

                      AGGREGATE RESTRICTED STOCK HOLDINGS

                                                       AGGREGATE SHARES (#)   VALUE ($)
                                                       --------------------   ---------
            Ken L. Harrison..........................         33,000           $961,125
            Richard G. Reiten........................              0                  0
            Joseph M. Hirko..........................         15,000            436,875
            Richard E. Dyer..........................         13,000            378,625
            Alvin Alexanderson.......................         10,000            291,250
            Leonard A. Girard........................         12,000            349,500

(3) The table below includes 1995 amounts: (i) Company-paid split dollar insurance premiums; (ii) the dollar value of life insurance benefits as determined under the SEC methodology for valuing such benefits; (iii) Company contributions to the Retirement Savings Plan and Management Deferred Compensation Plan ("MDCP"); and (iv) earnings on amounts in the MDCP which are greater than 120 percent of the federal long-term rate which was in effect at the time the rate was set.

                                SPLIT DOLLAR   DOLLAR VALUE   CONTRIBUTIONS   ABOVE MARKET
                                 INSURANCE       OF LIFE      TO 401(K) AND   INTEREST ON
                                  PREMIUM       INSURANCE         MDCP            MDCP        TOTAL
                                ------------   ------------   -------------   ------------   -------
        Ken L. Harrison.......     $1,460         $7,650        $18,186.49       $42,211     $69,507
        Richard G. Reiten.....      1,388              0         13,715.74        15,474      30,578
        Joseph M. Hirko.......        378          4,871         12,215.27         5,162      22,626
        Richard E. Dyer.......        865              0          9,339.52         1,774      11,979
        Alvin Alexanderson....        570              0         10,090.28        21,564      32,224
        Leonard A. Girard.....      1,095          2,374         12,587.52         9,035      25,092

(4) Richard G. Reiten retired on December 31, 1995, and all Restricted Stock was forfeited. Leonard A. Girard resigned from his duties of Senior Vice President, General Counsel & Secretary on December 12, 1995.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END (FY) OPTION VALUES

     The table below displays the number and value of options for the named executive officers.

                                                       NUMBER OF UNEXERCISED           VALUE OF IN-THE-MONEY
                           SHARES                           OPTIONS (1)                     OPTIONS (2)
                          ACQUIRED                  ---------------------------     ---------------------------
                             ON         VALUE                           NOT                             NOT
          NAME            EXERCISE     REALIZED     EXERCISABLE     EXERCISABLE     EXERCISABLE     EXERCISABLE
          ----            --------     --------     -----------     -----------     -----------     -----------
Ken L. Harrison.........        0             0       120,000               0       $1,605,000              0
Richard G. Reiten.......   30,000      $355,551        30,000               0       $  401,250              0
Joseph M. Hirko.........        0             0        20,000          10,000       $  267,500       $143,750
Richard E. Dyer.........        0             0        25,000           7,500       $  334,375       $107,812
Alvin Alexanderson......        0             0             0          32,500                0       $401,562
Leonard A. Girard.......        0             0        50,000               0       $  668,750              0

- ---------------

(1) Options were granted under Portland General's LTIP. No options have been granted to the named executive officers since 1991. Options granted in previous years were granted at fair market value. These options vest five years after the grant date and are exercisable for five years subsequent to vesting. In the event of a Change in Control, all remaining nonvested options will immediately vest.

(2) Value of unexercised in-the-money options is based on the difference between the Common Stock price of $29.125 on December 29, 1995 and the exercise option price.

                          FIVE-YEAR SHAREHOLDER RETURN

     The following graphs compare the cumulative five-year and the one-year total shareholder return of the Company on an indexed basis with the S&P 500 Stock Index and the EEI 100 Index of Investor-Owned Electrics, an index of 100 electric utilities prepared by Edison Electric Institute ("EEI"). The five-year line graph assumes an investment of $100 was made at the close of business on December 31, 1990 in the Company's Common Stock and in each index. Total return assumes reinvestment of dividends and is determined as of December 31 of each year.

                                    [GRAPH]

                      CUMULATIVE TOTAL SHAREHOLDER RETURN

                                  1990 TO 1995

                         1990     1991     1992     1993     1994     1995
- --------------------------------------------------------------------------
Portland General......   $100     $ 94     $118     $139     $140     $221
S&P 500...............    100      130      140      155      157      216
EEI 100 Electric......    100      129      139      154      136      179
- --------------------------------------------------------------------------

A list of the electric utilities included in the EEI Index will be provided upon request to the Shareholder Services Department, 121 SW Salmon Street, Portland, Oregon 97204.

                      EXECUTIVE ANNUAL RETIREMENT BENEFIT

     Estimated annual retirement benefits payable upon normal retirement at age 65 for the executive officers named in the table on page 12 are shown in the table below. Amounts in the table reflect payments from the Portland General Pension Plan and Supplemental Executive Retirement Plan ("SERP") combined.

                               PENSION PLAN TABLE
                      ESTIMATED ANNUAL RETIREMENT BENEFIT
                         STRAIGHT-LIFE ANNUITY, AGE 65

                                   YEARS OF SERVICE
FINAL AVERAGE         ------------------------------------------
EARNINGS OF:             15               20              25+
- -------------         --------         --------         --------
  $ 150,000             67,500           78,750           90,000
    175,000             78,750           91,875          105,000
    200,000             90,000          105,000          120,000
    225,000            101,250          118,125          135,000
    250,000            112,500          131,250          150,000
    300,000            135,000          157,500          180,000
    400,000            180,000          210,000          240,000
    450,000            202,500          236,250          270,000
    500,000            225,000          262,500          300,000
    600,000            270,000          315,000          360,000
    700,000            315,000          367,500          420,000

     Compensation used to calculate benefits under the combined Pension Plan and SERP is based on a three-year average of base salary and bonus amounts earned (the highest 36 consecutive months within the last 10 years), as reported in the Summary Compensation Table on page 12. SERP participants may retire without age-based reductions in benefits when their age plus years of service equals 85. Surviving spouses receive one half the participant's retirement benefit from the SERP plus the joint and survivor benefit, if any, from the Pension Plan. In addition to the aforementioned annual retirement benefit, an additional temporary Social Security Supplement is paid until the participant is eligible for Social Security retirement benefits. Retirement benefits are not subject to any deduction for Social Security.

     The executive officers named in the table on page 12 have had the following number of service years with the Company: Ken L. Harrison, 21; Richard G. Reiten, 10; Richard E. Dyer, 29; Joseph M. Hirko, 16; Alvin Alexanderson, 17; and Leonard A. Girard, 8. Under the Company's SERP, the named executives are eligible to retire without a reduction in benefits upon attainment of the following ages: Ken L. Harrison, 59; Richard E. Dyer, 55; Joseph M. Hirko, 55; Alvin Alexanderson, 57; and Leonard A. Girard, 62. Richard G. Reiten retired on December 31, 1995.

EMPLOYMENT AGREEMENTS

     Each of the executive officers named in the table on page 12, with the exception of Mr. Reiten who has retired and Mr. Girard who has ceased to be an executive officer, has entered into an employment agreement which contains certain noncompete and confidentiality provisions. Absent a Change in Control, as defined below, the agreements are perpetual, but generally may be terminated with 12 months' notice. The agreements provide for liquidated damages equal to 24 months' base salary in the event that the executive is terminated for a nonallowable reason during the term of the agreement. Unless the Company decides otherwise, the damages are payable at the same time and in the same manner as if the executive officer had remained employed.

     In the event of a Change in Control, as defined below, the term of the agreements is extended to the date three years following the Change in Control. An executive officer who is terminated or whose duties are reduced without cause, as defined in the agreements, within three years after a Change in Control is entitled to a payment equal to the sum of three times annual base salary and target bonus for the year in which employment terminated, an amount equivalent to the actuarial value of adding three additional years of service and three additional years of age to the SERP, and $30,000. The executive officer may, in lieu of any further benefits under the SERP, elect to receive a single sum actuarial equivalent to the executive's vested accrued benefits reduced by 6 percent. An executive officer covered under the Company's medical and dental plans will be provided the equivalent coverage for up to 36 months, provided that the executive officer must make contributions equal to those required from time to time by employees for equivalent coverages. Payments to the executive officer will be in a cash lump sum within 10 days following termination of employment.

     As defined in the agreements, a Change in Control occurs upon any person or group becoming the beneficial owner of more than 30 percent of the combined voting power of the then outstanding voting stock of Portland General; upon, during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors (and any new Director whose election by the Board or whose nomination for election by the Shareholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of such period or whose election or nomination for election was previously so approved) ceasing for any reason to constitute a majority thereof; upon the occurrence of certain mergers or consolidations; or upon the sale of substantial assets.

     The Change in Control Severance Agreements previously entered into with the named executive officers have been terminated.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16 of the Securities Exchange Act of 1934 requires Portland General's Directors and executive officers and persons who own more than 10 percent of a registered class of Portland General's equity securities to file various reports with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange concerning their holdings of, and transactions in, securities of Portland General. Copies of those filings must be furnished to the Company.

     Portland General offers assistance to its Directors and executive officers in meeting their obligations under Section 16 with regard to information concerning the applicable law and the completion and filing of the required reports.

     Based on a review of the copies of the reports received by Portland General and written representations from certain reporting persons that they have complied with the relevant filing requirements, Portland General believes that all filing requirements applicable to its Directors and executive officers were complied with as of December 31, 1995.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Arthur Andersen LLP has served in the capacity of independent public accountants for Portland General and its subsidiaries for many years. Services rendered during 1995 in connection with their audit function included the examination of annual financial statements, review of unaudited quarterly financial information, and consultation in connection with filing certain reports with the Securities and Exchange Commission and other governmental and regulatory agencies.

                          RATIFICATION OF APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of Arthur Andersen LLP as independent public accountants for the year 1996. Such appointment is proposed for ratification by the shareholders. In the absence of contrary instructions, it is the intention of the persons named in the proxy to vote such proxy FOR ratification. If the reappointment is not ratified, the Audit Committee and the Board of Directors will consider such vote in subsequent appointments.

     A representative of Arthur Andersen LLP plans to attend the Annual Meeting of Shareholders. The representative will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions.

     The Board of Directors recommends a vote FOR ratification of the appointment.

                             SHAREHOLDER PROPOSALS
PROPOSAL 1

     Mr. Emil Rossi, PO Box 249, Boonville, California 95415, holder of 1,933 shares of Common Stock, has given notice that he will present the following proposal for action at the Annual Meeting. The proposal and supporting statement, for which the Board of Directors and the Company accept no responsibility, is as follows:

          "The shareholders of Portland General request the Board of Directors take the necessary steps to amend the Company's governing instruments to adopt the following: Beginning on the 1997 Portland General fiscal year, the present auditing firm, Arthur Anderson, will be changed, and every four
     (4) years a new auditing firm will be hired."

STATEMENT OF SHAREHOLDER IN SUPPORT OF PROPOSAL

          "I know of no other subject more important to share holders than to know that the figures on various reports from your Company are truthful, accurate, and honest. Any one who says auditors are always correct are living in a dream world. All one has to do is look at the recent savings and loan scandal.

          "The reason we put term limits and have elections between two or more candidates is to keep them from getting entrenched. It is just natural when we are immune to go astray and do any bidding of management. Our forefathers who wrote the constitution knew this and incorporated checks and balances thru out our government. It is way past the time to put this check into our corporations. This proposal will do that."

STATEMENT OF BOARD OF DIRECTORS AGAINST PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     This proposal was rejected by the Company's Shareholders at last year's annual meeting. In submitting the proposal again this year, the proponent is seeking to require Portland General to replace its independent public accounting firm every four years. Your Company believes that there is nothing to be gained by this proposal.

- - Auditors, including Arthur Andersen LLP, rotate personnel regularly and, in accordance with rules of the Securities and Exchange Commission, rotate the engagement partner at least every seven years. This reduces the likelihood of too close a relationship between the auditor and management and provides for a "fresh look" by new personnel, while retaining the accounting firm's institutional knowledge and experience with the Company.

- - Every three years public accounting firms, including Arthur Andersen LLP, undergo a review by another independent public accounting firm that critically evaluates its processes and procedures to ensure objectivity, independence and professional behavior.

- - Auditing problems are much more likely to occur when auditors lack a solid base of experience with the Company's business, operations and systems. Rotating auditors is likely to result in poorer, not better audits.

- - Rotating auditors is expensive. The Company would have to pay the considerable start-up and learning costs necessary for a new accounting firm to become familiar with the Company and its operations, procedures and systems. Those expenses would be repeated every four years. Moreover, efficiencies developed by the prior auditor would be lost, resulting in costly duplication of effort.

- - Although not required to do so, for many years the Company has sought shareholder ratification of the appointment of its auditors. This offers you the opportunity to make your concerns known through your vote.

- - The Company has an Audit Committee made up entirely of outside Directors. This Committee oversees the Company's relationship with the auditors and the auditing process. The Audit Committee regularly meets with Arthur Andersen LLP in private to address concerns, including objectivity.

     Your Company believes that the best way to ensure accurate, timely and independent audits by the Company's auditors is through oversight by the Audit Committee, not through mandatory rotation.

     For all of these reasons, the Board of Directors recommends that shareholders reject this proposal.

     Adoption of the proposal will require the approval of a majority of the shares of Common Stock voting on the proposal. In the absence of contrary instructions, it is the intention of persons named in the proxy to vote such proxy AGAINST the proposal.

PROPOSAL 2

     Mr. Chris Rossi, PO Box 249, Boonville, CA 95415, holder of 700 shares of Common Stock, has given notice that he will present the following proposal for action at the Annual Meeting. The proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are as follows:

          "RESOLVED, that shareholders recommend the Company adopt a policy of confidential shareholder voting. The sole exceptions to this shall be (1) disclosure required by law, or (2) disclosure to independent inspectors of election to certify the results of the vote, or (3) comments on the cards may be disclosed to management, so long as the shareholders' vote is not revealed."

STATEMENT OF SHAREHOLDER IN SUPPORT OF PROPOSAL

     "Thousand of companies have some form of confidential shareholder voting. Our Company should join them.

     "When you step into a voting booth to elect public officials or union officials, your vote is confidential. The same policy should be following with shareholder voting.

     "If in 1989 you invested $100 in the S&P Index, your holding would have been worth $154 in 1994 -- that's $26 more than if you invested in PG. We need a management which is more responsive to shareholders.

     "Shareholders should not have to fear retaliation for voting contrary to management's recommendation, a natural fear for the many shareholders who have other relationships with management -- for example, being employed by PG. Stock held by employees outside the employee stock plans should carry the same privacy rights as stock inside such plans, which is voted confidentially through plan administrators.

     "Many institutional shareholders do other business with PG. Many more shareholders do business with the companies headed by members of PG's board of directors, such as Weyerhaeuser, Albertson's and First Interstate. These shareholders should not have to fear retaliation for how they vote.

     "No on is accusing PG of actually retaliating against anyone -- it's just that fear should not even be in the back of shareholders' minds when they choose how to vote.

     "It is no answer to say that shareholders can obtain confidentiality by holding through a broker. Shareholders should not have to incur brokerage fees to keep their votes private. They should not have to give up the legal rights attached to owning stock in one's own name. They should not have to rely on an outsider to both cast their votes in a timely way and keep their confidences.

     "A vote FOR this proposal is a vote FOR shareholders' interests."

STATEMENT OF BOARD OF DIRECTORS AGAINST PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     Since receiving the proponent's proposal, the Company has adopted a policy on confidential voting which is set out below in full:

          It is the Company's policy that all shareholder proxies, ballots, and voting tabulations that identify the votes of specific shareholders be kept confidential except as may be required by law or to assist in the pursuit or defense of claims or judicial actions, and except in the event of a contested proxy solicitation. In addition, comments written on proxies, ballots or other voting materials, together with the name and address of the commenting shareholder, will be made available to the Company without reference to the vote of the shareholder, except where such vote is included in the comment or disclosure is necessary to understand the comment. Certain vote tabulation information may also be made available to the Company, provided the Company is unable to determine how any particular shareholder voted.

          Access to proxies, ballots and other shareholder voting records will be limited to inspectors of election who are not employees of the Company and to certain Company employees and agents engaged in the receipt, count and tabulation of proxies.

     In the opinion of the Board of Directors, the most significant difference between the Company's policy and that urged by the proponent concerns a contested proxy solicitation. The Company's policy provides that confidential voting will not be applicable in such cases. That Board believes that its responsibility as steward of the Company confers on the Board an obligation to be a strong and vocal advocate of its vision for the Company, particularly when insurgents or outsiders seek a change in direction that would be adverse to Shareholder interests. In a proxy contest, the person soliciting proxies in competition with the Board will not be bound by confidentiality. The Board believes that a proxy contest should be conducted on a "level playing field" and that tying only the Company's hands in a proxy contest is not the way to protect Shareholder interests. Moreover, the exception for contested solicitations is consistent with the confidential voting policies adopted by many other corporations.

     Although the proponent's supporting statement says that there is no accusation of retaliation, it implies that Shareholders may have feared being coerced into voting with the Board. This suggestion of possible pressure or the fear of retaliation is entirely hypothetical. The Company has always conducted its election processes and all communications with Shareholders in a fair, constructive, and non-coercive manner. The Board states unequivocally that it knows of no coercion or threat of coercion. The Company has never monitored shareholder voting for the purpose of taking retribution based on the way a Shareholder, including an employee, voted. No Shareholder need fear retaliation for voting or giving a proxy.

     For many years, the Company has used an independent inspector of elections to tabulate voting results, and it will continue to do so. The proponent's resolution would have no effect on this long-standing practice.

     In a statement unrelated to voting, the proponent uses the growth in your investment in Portland General measured against the S&P index to argue that management is unresponsive. As the graph on Page 15 of this Proxy Statement clearly points out, over the most recent five years your investment in Portland General has exceeded the S&P index. Your Board and management have been and will continue working for your interests. The policy of confidential voting adopted by the Company will support that effort. The Board believes that the proponent's resolution provides no additional value and could impede that effort.

     The Board believes that by adopting the policy on confidential voting described above it has satisfied the concerns of the proponent while maintaining the ability of the Board to work for your interests. The Board urges a vote AGAINST the proposal.

     Adoption of the proposal will require the approval of a majority of the shares of Common Stock voting on the proposal. In the absence of contrary instructions, it is the intention of persons named in the proxy to vote such proxy AGAINST the proposal.

PROPOSAL 3

     Mr. Nick Rossi, PO Box 249, Boonville, CA 95415, holder of 700 shares of Common Stock, has given notice that he will present the following proposal for action at the Annual Meeting. The proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are as follows:

          "RESOLVED, that shareholders recommend that, unless and until such a policy is approved by a shareholder vote, the company should end its policy of automatically providing 2.99 years' worth of severance pay and benefits to executives who quit or are fired after a change in control."

STATEMENT BY SHAREHOLDER IN SUPPORT OF PROPOSAL

     "PG's current policy is to give top managers 2.99 years' worth of pay and benefits if they are discharged or quit following a change in control.

     "Unlike many other companies' policies, this payment is made even if the executive finds a new and better-paying job the very next day. PG's current policy says the executive has no duty whatsoever to mitigate his losses by even looking for a new job.

     "It is also outrageous that shareholders should have to make the same payment to top executives who quit after shareholders exercise their rights to sell their stock or otherwise change management.

     "The preconditions for such payments in the current policy are very easy to meet: 'a significant detrimental change in the nature or scope of the Executive's authorities or duties', or 'a reduction in total compensation or customary increases', or a 'reasonable determination' by the executive that circumstances have changed such that he 'is unable to exercise the authorities, powers, functions or duties attached to the Executive's position.'

     "How many rank-and-file PG employees can quit because their job duties change, and then collect 2.99 years' worth of severance pay? None.

     "Overly-generous deals with top executives like this are bad for overall employee morale and productivity.

     "The current policy sends the wrong message to employees, who should be encouraged to be flexible about changing job duties, rather than expect a windfall after such changes.

     "Shareholders supposedly have the right to approve a merger or replace the current board. Golden parachutes like these simply represent a large tax on these shareholder rights. Such taxes should not be imposed without first having been put before shareholders for a vote. That is all this proposal calls for."

STATEMENT OF BOARD OF DIRECTORS AGAINST PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     The Board of Directors believes that change in control agreements provide a reasonable contingent benefit to key executives who are terminated following a change in control while they are still ready, willing, and able to work. Such arrangements serve the best interests of Shareholders and are an impartial and entirely appropriate element of sound corporate governance.

     The need to retain key employees is especially important in heavily regulated industries like the utility industry. Any takeover or merger would require lengthy negotiations between the parties, followed by many months of regulatory proceedings. Negotiations and hearings could last years, during which time there is a great need to retain key executives and to ensure that they are able to devote their full attention to the Company's business, including the protection of the Shareholders' interests during negotiations and hearings. The change in control arrangements used by the Company are designed to ensure that management assesses any takeover or merger proposal objectively, and advises the Board as to whether the proposal is in the best interest of the Company and its Shareholders without undue concern for personal financial loss or other personal uncertainties. The Board believes that these arrangements minimize any conflict of interest between what is best for the executive and what is best for the Company and Shareholders. As a result, the Board strongly believes that the executives covered by these arrangements have every incentive to act in the Company's and Shareholders' best interest.

     Contrary to the assertion by the proponent, payments are not automatic and are not made whenever an executive is fired or quits. No benefits are paid unless (1) a change in control occurs, and (2) within three years thereafter the executive is directly or constructively discharged from employment. There are no payments if an executive is fired for cause. No payments are made when an executive quits unless he or she was first demoted without cause or constructively discharged without cause. When a key executive is prohibited from exercising the authority of his or her position, or the authority that is usual and customary for that position is reduced, the executive no longer holds the same position and has effectively been demoted or, in the extreme case, discharged. No payments are made unless the discharge or constructive discharge is within three years of a change in control. Change in control features in various benefit plans are designed to ensure that benefits are not lost merely because of a change in control, but are paid as contemplated by the plans.

     An executive does not receive a payment unless the person who acquires control of the Company adversely changes the terms of the executive's employment. Thus, it is the potential acquirer - and not the executive - who controls whether the termination benefits will be owed.

     None of the Company's change in control arrangements have any current cost to the Company or its Shareholders and are similar to those that exist at many companies within and without the electric utility industry.

     The Board strongly disagrees with the proponent's statement that these arrangements are bad for employee morale and send the wrong message to employees. The proponent provides no support for his assertion. The Board and management know of nothing that suggests these arrangements have harmed the morale of the Company's employees or provided anyone an expectation of a "windfall".

     The Board believes that these arrangements are in the best interest of Shareholders and that requiring advance approval may weaken the Board's flexibility to act promptly, decisively, and with a competitive edge with respect to retaining and attracting seasoned executives, thereby potentially depriving the Company and the Shareholders of the strength and leadership necessary to strive for long-term maximization of Shareholder value in the current utility environment. The Board urges a vote AGAINST the proposal.

     Adoption of the proposal will require the approval of a majority of the shares of Common Stock voting on the proposal. In the absence of contrary instructions, it is the intention of persons named in the proxy to vote such proxy AGAINST the proposal.

               SHAREHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING

     Proposals of shareholders which may be proper subjects for inclusion in proxy material for the Annual Meeting of Shareholders to be held in 1997 must be received no later than December 3, 1996 and should be mailed to the Secretary of Portland General Corporation at the Company's principal executive office, One World Trade Center, 121 SW Salmon Street, Portland, Oregon 97204.

                                 OTHER MATTERS

     Under Portland General's Bylaws, in order to bring business before the Annual Meeting of Shareholders, written notice to the Secretary must be delivered or mailed and received at the Company's executive offices not more than 70 days nor less than 35 days prior to the Annual Meeting. However, if notice or public disclosure of the date of the Annual Meeting is made less than 50 days in advance, the notice to the Secretary must be received no later than 15 days after the announcement. If the Annual Meeting date is announced less than 15 days before the meeting, the notice must be received no later than the day before the Annual Meeting.

     The notice must (a) briefly describe the business to be presented and the reason for presenting it at the Annual Meeting, (b) state the name and address of the shareholder proposing the business, (c) state the class and number of shares of stock owned by the shareholder, and (d) describe any material interest the shareholder has in the business.

     For this 1996 Annual Meeting, notice must be received by no later than 15 days after the date of this Proxy Statement.

     Management is not aware of any business which may properly come before the meeting other than the matters listed in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. If other matters should properly come before the meeting, the persons named in the proxy, or their substitutes, will vote the shares represented by the proxies, to the extent permitted by law, in accordance with their best judgment.

                                              By Order of the Board of Directors
                                                              ALVIN ALEXANDERSON
                                                          Senior Vice President,
                                                  General Counsel, and Secretary

Portland, Oregon
April 1, 1996

                    [MAP SHOWING LOCATION OF ANNUAL MEETING]

                          PORTLAND GENERAL CORPORATION
        One World Trade Center 121 S.W. Salmon Street Portland, OR 97204

                               COMMON STOCK PROXY
            THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and hereby appoints Gwyneth Gamble Booth, Peter J. Brix and Ken L. Harrison, or any of them as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Portland General Corporation held of record by the undersigned on March 19, 1996, at the Annual Meeting of Shareholders to be held on May 7, 1996, or any adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

                                                                        SEE
                                                                   REVERSE SIDE

                              FOLD AND DETACH HERE

                         Annual Meeting of Shareholders
                       Tuesday, May 7, 1996     1:30 p.m.





                                     [MAP]





               For additional directions to the meeting, refer to page 25 of the Proxy Statement.

[X]  Please mark your                                            [
     vote as in this                                             [        9334
     sample                                                      [________

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of Directors, FOR proposal 2, AGAINST proposals 3, 4 and 5.

                                                FOR   AGAINST   WITHHOLD                                    FOR   AGAINST   WITHHOLD
1. Election of Class I     a. Richard Geary     [ ]     [ ]       [ ]      2. Ratification of the appoint-  [ ]     [ ]        [ ]
   Directors (terms        b. Jerry E. Hudson   [ ]     [ ]       [ ]         ment of public accountants
   expiring in 1999).      c. Bruce G. Willson  [ ]     [ ]       [ ]         for the year 1996.

                                                                           3. Shareholder proposal con-     [ ]     [ ]        [ ]
                                                                              cerning appointment of inde-
                                                                              pendent public accountants.

                                                                           4. Shareholder proposal          [ ]     [ ]        [ ]
                                                                              concerning confidential
                                                                              voting.

                                                                           5. Shareholder proposal con-     [ ]     [ ]        [ ]
                                                                              cerning executive compen-
                                                                              sation upon change in control.

                                                                           6. In their discretion, the Proxies are authorized to
                                                                              vote upon such other business as may properly come
                                                                              before the meeting.

                                                                           Please sign exactly as name appears hereon. Joint owners
                                                                           should each sign. When signing as attorney, executor,
                                                                           administrator, trustee or guardian, please give full
                                                                           title as such.

                                                                           ---------------------------------------------------------

                                                                           ---------------------------------------------------------
                                                                                SIGNATURE(S)                          DATE

                              FOLD AND DETACH HERE


                                     [LOGO]





Dear Shareholder:

     The Annual Meeting of Shareholders of Portland General Corporation will be held on May 7, 1996. Your vote is very important. We urge you to promptly sign, date, and return the above proxy card in the envelope provided.




                                                /s/ Ken Harrison
                                                ----------------
                                                Chairman of the Board,
                                                Chief Executive Officer,
                                                    and President